Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
800 Westpoint Pkwy., Suite 1100
Westlake, OH 44145-1524

440.835.8500
440.835.1093 fax

www.cohenfund.com

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated January 29, 2008 on the financial statements of the Roosevelt Multi-Cap Fund (fka Roosevelt Anti-Terror Multi-Cap Fund), a series of the Unified Series Trust, as of November 30, 2007 and for the period indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Roosevelt Multi-Cap Fund's Registration Statement on Form N-1A.

Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
April 10, 2008